Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Dava Guerin
Guerin Public Relations, Inc.
(215) 914-2040 or (215) 262-0740 (wireless)
or
Brighid de Garay
UbiquiTel Inc.
(610) 832-3311 or (610) 453-7495

UBIQUITEL REPORTS FOURTH QUARTER AND ANNUAL 2003 RESULTS

CONSHOHOCKEN, Pa. – February 18, 2004 – UbiquiTel Inc. (Nasdaq: UPCS), a PCS Affiliate of Sprint (NYSE: FON, NYSE: PCS), today reported financial and operating results for the fourth quarter and full year ended December 31, 2003.

Highlights for the 4th Quarter and full year 2003:

•                                          Earnings before interest, taxes, depreciation and amortization (EBITDA) were approximately $10.8 million for the fourth quarter and approximately $27.1 million for the year ending December 31, 2003 representing a $14.6 million and $60.7 million increase, respectively, from the quarter and year ending December 31, 2002.

•                                          Free cash flow, including net proceeds from sale of tower sites and an income tax refund, for the year ending December 31, 2003 was approximately $(1.0) million as compared to full year 2002 free cash flow of approximately $(81.9) million. As of December 31, 2003, cash, cash equivalents and restricted cash were approximately $60.8 million.

•                                          ARPU of $57 for the fourth quarter 2003 was stable with the fourth quarter of 2002 level of $57 and down seasonally from $58 for the third quarter of 2003.  3G data services contributed $1.94 to fourth quarter 2003 ARPU, a 31% quarterly sequential increase.  ARPU for 2003 was $57 compared to $58 for 2002.

•                                          The company added approximately 22,700 net subscribers during the fourth quarter of 2003 which was consistent with 22,400 net additions from the same period a year ago.  Net additions of 70,700 for 2003 were lower compared to 78,200 for 2002.  As of December 31, 2003, the company had approximately 327,700 subscribers with 74% of subscribers in prime credit classes. 87% of the fourth quarter net subscriber additions and 86% of full year 2003 net additions were in prime credit classes.

•                                          Churn decreased from 3.4% for the third quarter 2003 to 3.1% for the fourth quarter of 2003. Churn was 3.2% for 2003, representing a significant improvement over 2002 churn of 4.2%.

“We made substantial operating and financial progress in 2003 by growing subscriber revenues 31% and driving down our cash cost per user by 29% to $44 leading to an approximately $61 million improvement in EBITDA” said Donald A. Harris, chairman and chief executive officer of UbiquiTel Inc.  “With a scalable 3G network, new wholesale opportunities and the benefits of the recent Sprint addendum to our management agreement as a foundation, we are well poised to be among the industry leaders in top line revenue and EBITDA growth in 2004.”

Total revenues were approximately $75.9 million for the fourth quarter 2003 comprised of approximately $53.5 million of subscriber revenues, approximately $18.1 million of roaming revenues, approximately $0.5 million of reseller revenues, and approximately $3.8 million of equipment revenues. Subscriber revenues increased 4% sequentially from the third quarter 2003 and 28% from the fourth quarter 2002. Roaming revenues increased by 3% over the third quarter 2003 and 9% from the fourth quarter 2002.  The net loss for the fourth quarter was approximately $(8.4) million or $(0.09) per share compared to a net loss of approximately $(7.0) million or $(0.08) per share in the third quarter 2003 and a net loss of approximately $(26.1) million or $(0.32) per share in the fourth quarter 2002.

For the full year 2003, total revenues were approximately $273.3 million, an increase of 24% over 2002.  Revenues were comprised of approximately $197.6 million of subscriber revenues, approximately $62.9 million of roaming revenues, approximately $0.6 million of reseller revenues and approximately $12.2 million of equipment revenues. Subscriber revenues grew 31% in 2003 while roaming revenues increased 3% with a 53% increase in roaming minutes being offset by a similar

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decline in roaming rates, primarily with Sprint. There was no reseller revenue generated in 2002.  The net loss for full year 2003 was approximately $(8.1) million or $(0.09) per share compared to approximately $(117.4) million or $(1.45) per share in 2002.

On February 13, 2004, the Company’s wholly owned subsidiary, UbiquiTel Operating Company, announced the pricing of an offering of $270 million senior notes due 2011 at 98.26% with a coupon rate of 9.875% to be paid semi-annually. The offering is expected to close on or about February 23, 2004.  If Operating Company completes the offering, the net proceeds will be used to repay and terminate its senior secured credit facility, including the repayment of $230.0 million in outstanding borrowings plus accrued interest and termination of the $47.7 million revolving line of credit, to redeem all $14.5 million principal amount of its outstanding 14% Series B senior discount notes due 2008 for $12.5 million, and to purchase $16 million principal amount of its outstanding 14% senior discount notes due 2010 for $15.2 million.

The senior notes are being offered solely to qualified institutional buyers in reliance on Rule 144A of the Securities Act of 1933, as amended (the “Act”), and to non-U.S. persons in reliance on Regulation S under the Act.  The senior notes may not be offered or sold absent registration under the Act or an exemption from the registration requirements thereof and applicable securities laws of other jurisdictions.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

SUMMARY OF QUARTERLY OPERATING AND FINANCIAL METRICS*:

	Q4 2003	Q3 2003	Q4 2002
Net additions	22,700	13,200	22,400
Net additions mix
Prime	87%	90%	84%
Sub-prime	13%	10%	16%
Churn	3.1%	3.4%	3.9%
Ending subscribers	327,700	305,000	257,000
Penetration-Covered POPs	4.2%	3.9%	3.3%
Ending subscribers mix
Prime	74%	73%	71%
Sub-prime	26%	27%	29%
Reseller subscribers - Ending Subs	22,700	8,300	—
ARPU	$57	$58	$57
CPGA	$449	$466	$434
CCPU	$40	$42**	$54
EBITDA	$10.8 million	$11.1 million**	$(3.8 million)
Capital expenditures	$13.2 million	$5.6 million	$1.5 million
Free cash flow	$(5.9 million)	$1.6 million	$(5.7 million)
Covered pops	7.8 million	7.8 million	7.8 million
Minutes of use per subscriber	796	787	649
System minutes	855 million	804 million	547 million
Roaming Minutes-Inbound	227 million	223 million	145 million
Roaming Minutes-Outbound	123 million	123 million	73 million
Roaming Inbound to Outbound Ratio	1.8 to 1	1.8 to 1	2.0 to 1

*	All metrics are reported exclusive of reseller activities except where noted.
**

Third quarter 2003 CCPU and EBITDA includes an approximately $4 reduction per subscriber from a one-time adjustment of $3.2 million expense reduction relating to the resolution of disputed charges with Sprint.

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SUMMARY OF ANNUAL OPERATING AND FINANCIAL METRICS*:

	2003	2002
Net additions	70,700	78,200
Prime	86%	89%
Sub-prime	14%	11%
Churn	3.2%	4.2%
Ending subscribers	327,700	257,000
Penetration-Covered POPs	4.2%	3.3%
Ending subscribers mix
Prime	74%	71%
Sub-prime	26%	29%
Reseller subscribers - Ending Subs	22,700	0
ARPU	$57	$58
CPGA	$450	$444
CCPU	$44**	$62
EBITDA	$27.1 million**	$(33.6 million)
Capital expenditures	$25.9 million	$43.2 million
Free cash flow	$(1.0 million)	$(81.9 million)
Covered pops	7.8 million	7.8 million
Minutes of use per subscriber	761	633
System minutes	3,006 million	1,915 million
Roaming Minutes-Inbound	795 million	520 million
Roaming Minutes-Outbound	435 million	258 million
Roaming Inbound to Outbound Ratio	1.8 to 1	2.0 to 1

*	All metrics are reported exclusive of reseller activities except where noted.
**	2003 CCPU and EBITDA includes an approximately $1 reduction per subscriber from a one-time adjustment of $3.2 million expense reduction relating to the resolution of disputed charges with Sprint.

BUSINESS OUTLOOK

The table below provides a range of financial and operating guidance for 2004. A variety of factors referenced elsewhere in this press release under “Special Note Regarding Forward Looking Statements” could cause actual results to differ materially from this guidance.

	2004 Guidance
	Low	High
Net additions	60,000	80,000
Ending subscribers	387,700	407,700
Average monthly churn	3.0%	3.2%
ARPU	$55	$56
CPGA	$440	$460
CCPU	$42	$44

(Dollars in millions)
Total revenues	$343.0	$363.0
EBITDA	$50.0	$58.0
Capital expenditures	$20.0	$25.0
Free cash flow	$12.0	$20.0
Cash, cash equivalents and restricted cash	$67.0	$75.0

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Conference Call to be held February 26, 2004 at 10:30 a.m. ET

UbiquiTel’s management will conduct a conference call on Thursday, February 26, 2004, at 10:30 a.m., Eastern Time, to discuss its results for the three months and full year ended December 31, 2003 and provide guidance for 2004.  Investors and interested parties may listen to the call via a live webcast accessible through the company’s website, www.ubiquitelpcs.com.  To listen, please register and download audio software at the site at least 15 minutes prior to the start of the call.  The webcast will be archived on the site, while a telephone replay of the call will be available for 7 days beginning at 12:30 p.m., Eastern Time, February 26, 2004, at 888-286-8010 or 617-801-6888, passcode: 50264731.

About UbiquiTel Inc.

UbiquiTel is the exclusive provider of Sprint digital wireless mobility communications network products and services under the Sprint brand name to midsize markets in the Western and Midwestern United States that include a population of approximately 10.0 million residents and cover portions of California, Nevada, Washington, Idaho, Wyoming, Utah, Indiana and Kentucky.

About Sprint

Sprint is a global integrated communications provider serving more than 26 million customers in over 100 countries. With approximately 67,000 employees worldwide and over $26 billion in annual revenues in 2003, Sprint is widely recognized for developing, engineering and deploying state-of-the-art network technologies, including the United States’ first nationwide all-digital, fiber-optic network and an award-winning Tier 1 Internet backbone. Sprint provides local communications services in 39 states and the District of Columbia and operates the largest 100-percent digital, nationwide PCS wireless network in the United States. For more information, visit www.sprint.com.

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Financial Measures and Definitions of Terms Used

UbiquiTel provides certain financial measures that are calculated in accordance with accounting principles generally accepted in the United States (GAAP) and adjustments to GAAP (non-GAAP) to assess the company’s financial performance.  In addition, the company uses certain non-financial terms, such as churn, which are metrics used in the wireless communications industry and are not measures of financial performance under GAAP.  The non-GAAP financial measures reflect standard measures of liquidity, profitability or performance and the non-financial metrics reflect industry conventions, both of which are commonly used by the investment community for comparability purposes.  The determination of the non-GAAP financial measures used in this release are included in an attachment to this release.  The non-financial terms and metrics and non-GAAP financial measures used in this release include the following:

Average monthly churn is the monthly rate of customer turnover for subscribers expressed as the percentage of customers of the beginning customer base that both voluntarily and involuntarily discontinued service during the period. Average monthly churn is computed by dividing the number of customers that discontinued service during the month, net of 30-day returns, by the beginning customer base for the period.

ARPU is average revenue per user and summarizes the average monthly service revenue per customer, excluding roaming and reseller revenue. ARPU is computed by dividing subscriber revenue by the average subscribers for the period.

CPGA is cost per gross addition and summarizes the average cost to acquire new customers during the period. CPGA is computed by adding the income statement components of selling and marketing and cost of products sold, and reducing that amount by the equipment revenue recorded. That net amount is then divided by the gross customers acquired during the period.

CCPU summarizes the average monthly cash costs to provide digital wireless mobility communications services per customer.  CCPU is computed by dividing the sum of cost of service and operations and general and administrative expenses by the average subscribers for the period.

EBITDA represents net income (loss) before income tax expense (benefit), other expense (income), gain on debt retirements, interest expense, interest income and depreciation, amortization and accretion. We believe EBITDA is an important operating measure for comparability to other wireless companies as well as to determine compliance with our debt covenants and is not intended to represent the results of our operations in accordance with GAAP. EBITDA should not be considered as a substitute for net income, income from operations, net cash provided by operating activities or any other operating or liquidity measure prepared in accordance with GAAP. Additionally, our EBITDA computation may not be comparable to other similarly titled measures of other companies.

Free cash flow summarizes the cash flow from operating activities and capital expenditures and is computed by adding net cash provided by or used in operating activities and capital expenditures. We believe free cash flow is an important measure of liquidity to meet our debt service requirements.

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SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

Statements contained in this news release that are forward-looking statements are subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the “safe-harbor” provisions of the private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated in UbiquiTel’s forward-looking statements, including the following factors: the ability to consummate the above-described offering; UbiquiTel’s dependence on its affiliation with Sprint; the competitiveness of and changes in Sprint’s pricing plans, products and services; increased competition in UbiquiTel’s markets; rates of penetration in the wireless telecommunications industry; the potential to experience a high rate of customer turnover; customer quality; UbiquiTel’s reliance on the timeliness, accuracy and sufficiency of financial and other data and information received from Sprint; the ability of Sprint to provide back office, customer care and other services; anticipated future net losses; UbiquiTel’s debt level; adequacy of bad debt and other reserves; UbiquiTel’s ability to manage anticipated growth and rapid expansion; changes in population; changes or advances in technology; the potential impact of wireless local number portability;  general market and economic conditions; and effects of mergers and consolidations within the wireless industry and unexpected announcements or developments from others in the wireless telecommunications industry  Certain of these and other applicable risks, cautionary statements and factors that could cause actual results to differ from UbiquiTel’s forward-looking statements are included in UbiquiTel’s filings with the Securities and Exchange Commission (“SEC”), specifically in the “Business-Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of its Annual Report on Form 10-K for the fiscal year ended December 31, 2003, and in subsequent filings with the SEC.  Except as otherwise required under federal securities laws and the rules and regulations of the SEC, the company does not have any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

-Financial Tables Follow-

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UbiquiTel Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except per share data)

	December 31, 2003	December 31, 2002
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$57,225	$73,481
Restricted cash	3,562	2,408
Accounts receivable, net of allowance for doubtful accounts of $2,722 and $4,343 at December 31, 2003 and 2002, respectively	19,614	21,762
Inventory	3,408	2,751
Prepaid expenses and other assets	16,065	24,164
Total current assets	99,874	124,566
PROPERTY AND EQUIPMENT, NET	259,556	275,588
CONSTRUCTION IN PROGRESS	5,045	8,117
DEFERRED FINANCING COSTS, NET	8,918	12,717
INTANGIBLE ASSETS, NET	107,007	114,065
OTHER LONG-TERM ASSETS	3,004	3,774
Total assets	$483,404	$538,827
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$49,379	$54,068
Accrued interest	1,563	1,923
Current portion of long-term debt and capital lease obligations	8,209	683
Total current liabilities	59,151	56,674
LONG-TERM LIABILITIES:
Long-term debt and capital lease obligations	396,664	457,038
Other long-term liabilities	9,369	3,506
Total long-term liabilities	406,033	460,544
Total liabilities	465,184	517,218
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock, par value $0.001; 10,000 shares authorized; 0 shares issued and outstanding at December 31,2003 and 2002	—	—
Common stock, par value $0.0005; 240,000 shares authorized; 92,579 and 81,432 shares issued and outstanding at December 31, 2003 and 2002, respectively	46	41
Additional paid-in-capital	299,955	295,236
Accumulated deficit	(281,781)	(273,668)
Total stockholders’ equity	18,220	21,609
Total liabilities and stockholders’ equity	$483,404	$538,827

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UbiquiTel Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
REVENUES:
Service revenues	$72,100	$58,217	$261,061	$212,474
Equipment revenues	3,844	1,893	12,205	8,331
Total revenues	75,944	60,110	273,266	220,805
COSTS AND EXPENSES:
Cost of service and operations (exclusive of depreciation as shown separately below)	29,501	32,856	120,443	136,367
Cost of products sold	10,721	9,197	40,247	36,531
Selling and marketing	16,426	14,710	53,681	54,711
General and administrative expenses excluding non-cash compensation charges	8,480	7,099	31,578	26,416
Non-cash compensation expense	48	94	205	378
Depreciation, amortization and accretion	12,219	13,893	46,909	51,571
Total costs and expenses	77,395	77,849	293,063	305,974

OPERATING LOSS	(1,451)	(17,739)	(19,797)	(85,169)
INTEREST INCOME	166	276	649	1,641
INTEREST EXPENSE	(7,102)	(11,867)	(31,249)	(46,004)
GAIN ON DEBT RETIREMENTS	178	—	43,050	—
OTHER INCOME	—	4	—	218
LOSS BEFORE INCOME TAXES	(8,209)	(29,326)	(7,347)	(129,314)
INCOME TAX (EXPENSE) BENEFIT	(197)	3,240	(766)	11,927
NET LOSS	$(8,406)	$(26,086)	$(8,113)	$(117,387)

BASIC AND DILUTED NET LOSS PER SHARE	$(0.09)	$(0.32)	$(0.09)	$(1.45)

BASIC AND DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	92,579	81,393	86,875	81,216

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UbiquiTel Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2003	2002
OPERATING ACTIVITIES:
Net loss	$(8,113)	$(117,387)
Adjustments to reconcile netloss to net cash provided by (used in) operating activities:
Amortization of deferred financing costs	1,835	1,949
Amortization of debt discount	1,315	1,597
Amortization of intangible assets	7,058	17,133
Depreciation and accretion	39,852	34,438
(Gain) loss on sale of equipment	39	(189)
Interest accrued on discount notes	15,260	27,681
Non-cash compensation from stock options granted to employees	205	378
Deferred income taxes	—	(3,142)
Gain on debt retirements	(43,050)	—
Interest earned on restricted cash balance	(39)	—
Change in assets and liabilities, net	90	(1,242)
Net cash provided by (used in) operating activities	14,452	(38,784)

INVESTING ACTIVITIES:
Capital expenditures	(25,928)	(43,157)
Change in restricted cash	(1,095)	2,775
Cash received on sale of equipment	10,524	189
Net cash used in investing activities	(16,499)	(40,193)

FINANCING ACTIVITIES:
Drawings under senior secured credit facility	—	30,000
Repayments under senior secured credit facility	(15,000)	—
Proceeds from issuance of senior unsecured Series B discount notes	10,914	—
Cash payments for purchase and exchange of senior subordinated discount notes	(10,701)	—
Financing costs	(4,588)	(1,170)
Change in book cash overdraft	5,671	—
Proceeds from issuance of common stock	32	110
Proceeds from exercise of stock options and warrants	146	—
Repayment of capital lease obligations and other long-term liabilities	(683)	(1,226)
Net cash provided by (used in) financing activities	(14,209)	27,714

NET DECREASE IN CASH AND CASH EQUIVALENTS	(16,256)	(51,263)
CASH AND CASH EQUIVALENTS, beginning of period	73,481	124,744
CASH AND CASH EQUIVALENTS, end of period	$57,225	$73,481

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UbiquiTel Inc. and Subsidiaries

Reconciliation of EBITDA and Non-GAAP Financial Measures

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
EBITDA:
Net loss	$(8,406,000)	$(26,086,000)	$(8,113,000)	$(117,387,000)
Income tax expense (benefit)	197,000	(3,240,000)	766,000	(11,927,000)
Other income	—	4	—	(218,000)
Gain on debt retirements	(178,000)	—	(43,050,000)	—
Interest expense	7,102,000	11,867,000	31,249,000	46,004,000
Interest income	(166,000)	(276,000)	(649,000)	(1,641,000)
Depreciation and amortization	12,219,000	13,893,000	46,909,000	51,571,000
EBITDA income (loss)	$10,768,000	$(3,838,000)	$27,112,000	$(33,598,000)

AVERAGE REVENUE PER USER (ARPU):
Service revenue	$72,100,000	$58,217,000	$261,061,000	$212,474,000
Less: Reseller revenue	(494,000)	—	(564,000)	—
Less: Travel revenue	(13,810,000)	(14,131,000)	(48,701,000)	(54,900,000)
Less: Roaming revenue	(4,310,000)	(2,430,000)	(14,163,000)	(6,400,000)
Subscriber revenue	$53,486,000	$41,655,000	$197,633,000	$151,174,000

Average subscribers	314,550	244,390	290,070	217,579

ARPU	$57	$57	$57	$58

CASH COST PER USER (CCPU):
Cost of service and operations	$29,501,000	$32,856,000	$120,443,000	$136,367,000
Add: General and administrative expenses	8,480,000	7,099,000	31,578,000	26,416,000
Total cash costs	$37,981,000	$39,955,000	$152,021,000	$162,783,000

Average subscribers	314,550	244,390	290,070	217,579

CCPU	$40	$54	$44	$62

COST PER GROSS ADD (CPGA):
Selling and marketing	$16,426,000	$14,710,000	$53,681,000	$54,711,000
Add: Cost of products sold	10,721,000	9,197,000	40,247,000	36,531,000
Less: Equipment revenue	(3,844,000)	(1,893,000)	(12,205,000)	(8,331,000)
Total cost of gross additions	$23,303,000	$22,014,000	$81,723,000	$82,911,000

Gross Additions	51,900	50,700	181,800	186,745

CPGA	$449	$434	$450	$444

FREE CASH FLOW:
Net cash provided by (used in) operating activities	$(3,253,000)	$(4,135,000)	$14,452,000	$(38,784,000)
Proceeds from sale of towers, net of transactions	10,524,000	—	10,524,000	—
Capital expenditures	(13,187,000)	(1,528,000)	(25,928,000)	(43,157,000)
Free cash flow	$(5,916,000)	$(5,663,000)	$(952,000)	$(81,941,000)

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